Exhibit 2.6

Description of Securities

The following represents a summary of certain key provisions of our memorandum and articles of association, as amended from time to time, and the BVI Business Companies Act 2004 of the British Virgin Islands, which we refer to as the Act below.

Summary

Registered Office. Under our Amended and Restated Memorandum of Association, the address of our registered office is Clarence Thomas Building, P.O. Box 4649, Road Town, Tortola, British Virgin Islands.

Capacity and Powers. Under Clause 4(1) of our Amended and Restated Memorandum of Association, we have the capacity to carry on or undertake any business or activity, do any act or enter into any transaction.

Directors. Under Article 23 of our Articles of Association, no contract or transaction between us and one or more of our Directors (an “Interested Director”) or officers, or between us and any of their affiliates (an “Interested Transaction”), will be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of our board or committee which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if:

(a)	The material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to our Board of Directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

(b)	The material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to our shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of our shareholders; or

(c)	The contract or transaction is fair as to us as of the time it is authorized, approved or ratified, by the board, a committee or the Shareholders.

A majority of independent directors must vote in favor of any Interested Transaction and determine that the terms of the Interested Transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

Our board shall review and approve all payments made to the founders, officers, directors, special advisors, consultants and their respective affiliates and any Interested Director shall abstain from such review and approval.

Rights, Preferences and Restrictions Attaching to Our Ordinary Shares. On February 16, 2022, we re-classified and re-designated our Ordinary Shares into Class A Ordinary Shares and Class B Ordinary Shares by filing the amended and restated memorandum and articles of association with the British Virgin Islands Registry of Corporate Affairs.

As of the date of this report, we are authorized to issue an unlimited number of shares divided into the following classes of shares: (i) an unlimited number of Class A ordinary shares with no par value; (ii) 200,000,000 Class B ordinary shares with no par value; and (ii) 5,000,000 preferred shares, par value $0.0001 per share. As of October 11, 2023, 210,379,804 Class A ordinary shares and 880,001 Class B ordinary shares were outstanding. Each Class A ordinary share has the right to one vote at a meeting of shareholders or on any resolution of shareholders, the right to an equal share in any dividend paid by us, and the right to an equal share in the distribution of surplus assets. Each Class B ordinary share has the right to twenty votes at a meeting of shareholders or on any resolution of shareholders, the right to an equal share in any dividend paid by us, and the right to an equal share in the distribution of surplus assets. We may by a resolution of the Board of Directors redeem our shares for such consideration as the Board of Directors determines.

Alteration of Rights. The rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not the Company is being wound-up, may be varied with the consent in writing of all the holders of the issued shares of that class or series or with the sanction of a resolution passed by a majority of the votes cast at a separate meeting of the holders of the shares of the class or series.

Meetings. A meeting of Members may be called by not less than ten (10) clear days’ Notice, but a meeting of Members may be called by shorter notice if Members holding a 50 per cent majority of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a Member shall be deemed to constitute a waiver on his part. The notice shall specify the time and place of the meeting and the general nature of the business. The accidental omission to give Notice of a meeting or (in cases where instruments of proxy are sent out with the Notice) to send such instrument of proxy to, or the non-receipt of such Notice or such instrument of proxy by, any person entitled to receive such Notice shall not invalidate any resolution passed or the proceedings at that meeting.

Limitations on the Right to Own Securities. There are no limitations on the rights to own our securities, or limitations on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our securities, contained in our Amended and Restated Memorandum and Articles of Association (or under British Virgin Islands law).